Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Investor Relations:

Brinlea Johnson

212-867-2593

brinlea@blueshirtgroup.com

drugstore.com, inc.:

Anne Marshall

425-372-3464

amarshall@drugstore.com

drugstore.com Appoints New Members to Board of Directors

BELLEVUE, WA – November 30, 2006 – drugstore.com, inc. (NASDAQ:DSCM), a leading online provider of health, beauty, vision, and pharmacy products, today announced the appointment of Richard W. Bennet III, a retail industry veteran, and Geoffrey R. Entress, an experienced entrepreneur and fund manager, to its board of directors. The company today also announced the resignations of Dan Levitan and G. Charles Roy, 3rd, from its board of directors.

Richard Bennet has more than 30 years of leadership and management experience in the retail industry. In his current position as President and Chief Executive Officer of Direct Holdings Worldwide, he is responsible for leading multiple holdings including Time-Life entertainment, a leader in the sale of books, music and video products through television, direct mail, retail, Internet and print. He began his career as an assistant buyer with Famous Barr department stores in St. Louis in 1975. He progressed into several management roles including President and CEO of Famous Barr and Kaufmanns in Pittsburgh. In 2000, he was appointed Vice Chairman of May Department Stores, a $14 billion retail enterprise. Bennet received his undergraduate degree in business from Central Missouri State University and an MBA from Washington University.

“I believe Rick will be an outstanding addition to our strong board of directors,” said Dawn Lepore, chairman and CEO of drugstore.com, inc. “Rick’s broad and deep retail experience will be invaluable as we continue to grow revenues in our over-the-counter and beauty.com business.”

Rick Bennet replaces Dan Levitan, co-founder and managing partner of Maveron LLC who has served on the drugstore.com board since 2002. “We have appreciated Dan’s strong customer focus and will miss his passion for our business,” said Lepore.

Geoff Entress replaces Cayce Roy, vice president of Amazon.com, Inc. as the designee of Amazon.com, the largest shareholder in drugstore.com. Entress is currently a principal with the Madrona Venture Group, a Seattle-based venture capital firm. He has been a securities lawyer with Perkins Coie, a Seattle law firm, and has managed financial analysis and reporting groups at Salomon Brothers in New York. He has also held positions at Mellon Bank, Priority Investment Management, and Duquesne Capital Management. Mr. Entress received his bachelor’s degree from the University of Notre Dame, an MS in Industrial Administration from Carnegie Mellon University, and a law degree from the University of Michigan Law School.

Other members of the drugstore.com board include Lepore; William Savoy, former president of Vulcan, Inc.; Gregory Stanger, Venture Partner, Technology Crossover Ventures; and Jeffrey Killeen, chairman and CEO of GlobalSpec Inc.

About drugstore.com, inc.

drugstore.com, inc. (NASDAQ:DSCM) is a leading online provider of health, beauty, vision, and pharmacy solutions. The drugstore.com(TM) online store provides a convenient, private, and informative shopping experience for consumers who seek products essential to healthy, everyday living. The online store offers thousands of brand-name personal health care products at competitive prices; a full-service, licensed retail pharmacy; and a wealth of health-related information, buying guides, and other tools designed to help consumers make informed purchasing decisions. Consumers can personalize their shopping experiences with shopping lists; e-mail reminders for replenishing regularly used products; and private e-mail access to pharmacists and beauty experts for questions.

As a fully licensed facility exercising competent, safe pharmacy practices in compliance with federal and state laws and regulations, the drugstore.com(TM) pharmacy has been awarded the Verified Internet Pharmacy Practice Sites certification by the National Association of Boards of Pharmacy.